Filed pursuant to Rule 424(b)(3)
SEC File No. 333-268297

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated November 25, 2022)

MediWound Ltd.

28,153,058 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of November 25, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-268297). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on March 16, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbols “MDWD.” On March 14, 2023, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $11.35 per ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2023.